FORM 5
                                              ---------------------------------
[ ] Check this box if no longer subject       | OMB APPROVAL                  |
    to Section 16. Form 4 or Form 5           ---------------------------------
    obligations may continue.  See            | OMB Number: 3235-0287         |
    Instruction (b).                          | Expires: September 30, 1998   |
                                              | Estimated average burden      |
                                              | hours per response ..... 0.5  |
                                              ---------------------------------


                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940



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1. Name and Address of Reporting Person*

Salzman               Stephen         B.
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   (Last)             (First)         (Middle)

767 Fifth Avenue
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                      (Street)

New York              NY              10153
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   (City)             (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Armor Holdings, Inc. (AH)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

December 31, 2000

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director
   [ ] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person



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FORM 5 (continued)

              TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------

          1.                2.           3.                     4.                       5.           6.            7.
---------------------    --------    ----------   ------------------------------    -----------   -----------   -------------
Title of Security        Trans-      Trans-       Securities Acquired (A)           Amount of
(Instr. 3)               action      action       or Disposed of (D)                Securities
                         Date        Code                                           Beneficially
                                     (Instr. 8)                                     Owned at      Ownership      Nature
                                                                                    End of        Form:          Indirect
                                                                                    Month         (D) Direct or  Beneficial
                                                                                    (Instr.       (I) Indirect   Ownership
                                                                                    3 and 4)      (Instr. 4)     (Instr. 4)
                          ------------------------------------------------------
                          (Month/    Code   V       Amount    (A) or    Price
                          Day/                                  (D)
                          Year)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01
par value per share                                                                   42,284          D(0)
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                                                                                                                 By FS
Common Stock, $0.01                                                                                              Partners II,
par value per share                                                                  161,000          I          L.P. (1)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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

(0) The nature of beneficial ownership changed from indirect to direct in connection with the transfer of all of the shares of common stock of Armor Holdings, Inc. beneficially owned by FS Partners, LLC to its members, which includes the reporting person, as a pro rata distribution in accordance with their respective membership interest.



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


FORM 5 (continued)

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)

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     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------  ----------  --------- ----------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Date/    --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code      (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
Stock
Options
(Right to                                                                 Common
Buy (2)     $9.6875                                      (3)    6/24/09   Stock   10,000           10,000       D
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Stock
Options
(Right to                                                                 Common
Buy (2)     $13.19    6/15/00   A         10,000         (3)    6/15/10   Stock   10,000           10,000       D
-----------------------------------------------------------------------------------------------------------------------------------



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

EXPLANATION OF RESPONSES:

(1) Mr. Salzman owns a 50% interest in FS Ventures Inc., the general partner of FS Partners II, L.P. The reporting person disclaims beneficial ownership of these securities and this filing shall not be deemed an admission that such person is, for purposes of Section 16 of the Securities Exchange Act or otherwise, the beneficial owner of such securities.
(2) Granted pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan.
(3) Presently exercisable.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

               /s/ Stephen B. Salzman                             2/8/01
               ---------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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